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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported) September 21, 1995



                           NATIONAL MEDIA CORPORATION

               (Exact name of registrant as specified in charter)



       Delaware                      1-6715                    13-2658741
(State or other juris-       (Commission File Number)      (IRS Employer Identi-
diction of incorporation)                                      fication No.)


1700 Walnut Street, Philadelphia, PA                              19103
(Address of principle executive offices)                       (Zip Code)


Registrant's telephone number, including area code    (215) 772-5000


                                       N/A
         (Former name or former address, if changed since last report.)







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Item 5. Other Events.


     On September 21, 1995, National Media Corporation (the "Company") entered into a revised term sheet (the "Revised Term Sheet") with Alexander G. Langer ("Langer") outlining the revised terms of the acquisition (the "Acquisition") by the Company of all the issued and outstanding capital stock of United Brands International Corp. ("UBI") and Langer Technologies, Inc. ("LTI") for a purchase price of one million nine hundred thousand dollars ($1,900,000), subject to increase as described below, to be paid by the Company over a two year period. Together UBI and LTI own all the assets related to the "Flying Lure" fishing lure business. If worldwide sales of "Flying Lure" products exceed certain specified target levels, following the Acquisition, the Company shall make additional payments to Langer up to a maximum amount of six million dollars ($6,000,000).

     The Revised Term Sheet also provides that Langer will enter into a three-year non-competition agreement on behalf of himself and his affiliates preventing them from competing on a worldwide basis in any business related to fishing lures and baits in exchange for payment by the Company of five hundred ninety-six thousand dollars ($596,000). In addition, Langer would become a consultant to the Company for a period of three years, during which time he would appear in infomercials and make personal appearances.

     Consummation of the transactions contemplated by the Revised Term Sheet is subject to a number of conditions, including the negotiation and execution of a definitive purchase and sale agreement. There can be no assurance that these transactions will be consummated on the terms set forth above, or at all. The Company and Langer had previously executed and announced an initial term sheet pursuant to which the Company would have acquired UBI and LTI on different terms. The consummation of such initial letter of intent was subject to the Company's due diligence review of UBI and LTI. The Revised Term Sheet was negotiated and executed upon completion of such due diligence review.




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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                  NATIONAL MEDIA CORPORATION
                                  (Registrant)


                                  /s/ Constantinos I. Costalas
                                  ---------------------------------------------
                                  Constantinos I. Costalas
                                  Vice Chairman and Principal Financial Officer



Date: October 9, 1995


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